UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2019

SILVERSUN TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38063	16-1633636
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Eagle Rock Ave

East Hanover, NJ 07936

 (Address of Principal Executive Offices)

(973) 396-1720

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares (par value $0.00001 per share)	SSNT	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 8.01 OTHER ITEMS

On March 4, 2019, plaintiff John Solak (“Plaintiff”) commenced a direct and derivative action in the Delaware Court of Chancery (the “Action”): both on his own behalf as a stockholder of Silversun Technologies, Inc. (“SilverSun” or the “Company”) and derivatively on behalf of SilverSun against the Company’s officers and directors relating to stockholder voting rights granted to the Company’s Chairman and Chief Executive Officer, Mark Meller in the form of Series B Preferred Stock.

On or about April 22, 2019, the Company determined to undertake certain actions relating to the Series B Preferred Stock challenged in Plaintiff’s complaint, as well as certain changes to the Company’s governance policies. First, the Company’s Series B Preferred Stock will be cancelled and the Certificate of Designations of the Series B Preferred Stock will be withdrawn within ten (10) days of the date the Court dismisses the Action in accordance with the agreement by and between the Plaintiff, the Company and the Company’s officers and directors (the “Mootness Agreement”). Second, the Board has resolved that if at some point in time in the future it perceived a need to issue a new preferred stock providing Mr. Meller or any other shareholder with special voting rights, the Board, through a unanimous vote of its independent directors, shall determine that there is a compelling justification for such an issuance as well as reasonable time for the expiration of such rights.

The Company’s officers and directors also evaluated the derivative claims alleged in the Action and determined in response to adopt corporate governance measures including, among other things: (a) Audit Committee review of all line items in the Consolidated Balance Sheets and Statement of Operations impacted by the Tax Cuts and Jobs Act and a review of all of SilverSun’s business opportunities, related party transactions, and potential conflicts of interest situations; (b) enhancement of the Company’s conflicts policies and practices to ensure the absence, or proper management and mitigation of actual or potential conflicts affecting members of the Company’s Board of Directors by extending the Code of Business Conduct and Ethics which now applies to Senior Corporate Officers to apply to Directors as well; (c) retention of an independent compensation consultant upon the 2023 expiration of defendant Meller’s employment agreement; and (d) revision of the Audit Committee’s Charter to explicitly provide that the Audit Committee will periodically seek requests for proposals from other independent auditing firms to evaluate whether rotation of the audit firm is in the best interests of SilverSun and its shareholders.

The Company’s officers and directors have at all relevant times denied, and continue to deny, any alleged violations of Delaware law. Plaintiff’s counsel believe that the remedial measures by SilverSun in response to the Action render the Action moot, and give rise only to a claim for attorney’s fees. The Company and the Plaintiff agreed that the Company shall pay $115,000.00 to Plaintiff’s counsel for fees and expenses due upon publication of this Form 8-K. The Court of Chancery of the State of Delaware has not been asked to review, and will pass no judgment on, this payment of fees and expenses or its reasonableness.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILVERSUN TECHNOLOGIES, INC.

Date: August 6, 2019	By:	/s/ Mark Meller
Mark Meller
President and Chief Executive Officer